Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale QAD Senior Vice President and Treasurer 805.566.5117 investor@qad.com	Laurie Berman/Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD DECLARES QUARTERLY DIVIDEND OF $0.025 PER SHARE

Dividend to be Paid in All Cash or All Common Stock at the Election of Each Shareholder

SANTA BARBARA, Calif. September 27, 2010 QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software solutions for global manufacturers, today announced that its Board of Directors has declared a quarterly dividend of $0.025 per share of common stock payable on January 10, 2011 to shareholders of record at the close of business on November 30, 2010.

QAD will pay its quarterly dividend in either cash or shares of the company’s common stock, at the election of each shareholder. Shareholders will have until December 20, 2010 to make a distribution election. If a cash distribution election is not made by such date, the shareholder will automatically receive the quarterly dividend in shares of QAD’s common stock. Those shareholders choosing the dividend payable in QAD common stock will receive shares proportionate to the total cash amount based on the average closing price of QAD’s common stock for the three trading days immediately following the election deadline. The company will make a cash payment in lieu of issuing fractional shares to shareholders choosing the dividend payable in QAD common stock.

If QAD’s recently announced recapitalization proposal becomes effective prior to the record date, the dividend, whether in cash or stock, will be adjusted proportionally in accordance with the new capital structure of the company. If QAD’s recently announced recapitalization proposal becomes effective after the record date but prior to the payment date, the cash dividend amount will not change, however, those shareholders receiving the dividend payable in QAD common stock will receive shares of QAD Class A common stock in accordance with the new capital structure of the company.

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Shareholders should consult with a tax advisor prior to making a distribution election.

Additional information regarding the distribution election will be mailed to shareholders of record as soon as practicable after November 30, 2010. A properly completed distribution election form must be received by the company’s transfer agent prior to 5:00 PM EST on December 20, 2010. For shares held through a bank, broker or nominee, questions should be directed to such bank, broker or nominee. Registered shareholders with questions regarding the dividend should contact American Stock Transfer & Trust Company at (212) 936-5100.

Continuing quarterly dividends are subject to the approval of QAD’s Board of Directors whose decision will consider factors such as the continued profitability and liquidity requirements of the company.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors:

This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2010 ended January 31, 2010.

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Important Information for QAD Stockholders.

QAD filed preliminary proxy statement relating to the proposed recapitalization plan with the SEC on September 22, 2010 and intends to file a definitive proxy statement and other relevant materials with the SEC at a later date. QAD stockholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the recapitalization plan. The proxy statement, and any other documents filed by QAD with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or by contacting QAD by email at investor@qad.com, by phone at 805.566.5117, or by mail at QAD Inc., 100 Innovation Place, Santa Barbara, California 93108. In addition, the definitive proxy statement will be available in the Investor Relations section of the QAD website at www.qad.com.

QAD and its directors and executive officers may be deemed to be participants in the solicitation of proxies from QAD stockholders in connection with the proposed recapitalization plan. Information about QAD’s directors and executive officers is set forth in QAD’s proxy statement on Schedule 14A filed with the SEC on May 14, 2010 and QAD’s Annual Report on Form 10-K filed with the SEC on April 15, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed recapitalization plan will be included in the definitive proxy statement that QAD intends to file with the SEC.

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